Exhibit 10.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (“Termination Agreement”) is entered into as of this 12th day of January, 2007, by and between ARTISTdirect, Inc., a Delaware corporation (the “Company”), WNT Consulting Group, a California limited liability company (“Consulting Company”), and Eric Pulier, an individual (“Consultant”).

RECITALS

A.                                   Consultant is a member of the Company’s Board of Directors.

B.                                     The parties entered into a consulting agreement as of May 15, 2006 (the “Consulting Agreement”), which provides for the availability of Consultant’s services to the Company outside of the ordinary course of what is provided by other members of the Company’s Board of Directors.

C.                                     The parties have mutually agreed to terminate the Consulting Agreement.

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1.                                       Termination of the Consulting Agreement.  The parties hereby mutual agree that the Consulting Agreement is terminated effective as of January 12, 2007, and that, except as expressly set forth herein, no party shall have any obligations or liabilities to the other thereunder.  Notwithstanding the foregoing sentence, the parties hereby acknowledge and agree that Section 7 of the Consulting Agreement shall survive termination.

2.                                       Consideration.  As full and final consideration for terminating the Consulting Agreement and terminating and releasing the parties respective rights and obligations thereunder (other than with respect to Section 7 thereof), the Company agrees to make a one (1) time cash payment in the amount of $100,000 to Consulting Company within five (5) business days of January 12, 2007 (the “Termination Payment”).  Except as set forth in the immediately preceding sentence, neither Consulting Company or Consultant shall be entitled to any further payments, compensation or consideration of any kind whatsoever (in cash or otherwise) from the Company, including, but not limited to, any bonus amounts or out-of-pocket expenses, and the parties acknowledge and agree that the Termination Payment constitutes all payments, compensation and other consideration to which the Consulting Company or Consultant is or may become entitled at any time under the Consulting Agreement.  The Termination Payment shall be construed to include local, state or federal sales, use, excise, personal property or other similar taxes or duties, and any such taxes shall be assumed and paid for by Consulting Company or Consultant, as applicable.  Consulting Company and Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as Consultant’s estimated state and federal income taxes, employment taxes and self-employment taxes.

3.                                       Mutual Release. Each party to this Termination Agreement (each, a “Releasing Party”) agrees to fully release and forever discharge the other party and its/his respective agents, employees, officers, directors, trustees, representatives, owners, attorneys, subsidiaries, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, related to the Consulting Agreement prior to the date of the Releasing Party’s execution of this Termination Agreement.  This release does not apply to any claims that cannot be released as a matter of law.  The Releasing Party understands that this release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, DAMAGES AND CAUSES OF ACTION, AS WELL AS THOSE KNOWN AND ANTICIPATED, and does hereby waive any and all rights under Section 1542 of the California Civil Code, which reads as follows:

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Section 1542. [Certain claims not affected by general release.]  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

4.                                       Other Provisions.  This Termination Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof.  No other agreements express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Termination Agreement.  This Termination Agreement shall be construed in accordance with and governed by the laws of the State of California.  This Termination Agreement may be executed in any number of counterparts, which taken together shall be deemed to be the original.  Each of the parties acknowledges that it has had  full opportunity to have this Termination Agreement reviewed and explained to it by counsel of its own choosing.  Each of the parties acknowledges that it has read this Termination Agreement and is fully aware of its contents and its legal effect and that they sign the same freely and voluntarily.  Each of the parties represents that it/he has the full right, power and authority to enter into this Termination Agreement, and when executed, will constitute a valid and binding obligation on it/him.

IN WITNESS WHEREOF, each of the parties hereto voluntarily and intending to be bound thereby, does execute this Termination Agreement effective as of this 12th day of January, 2007.

ARTISTdirect, Inc., a Delaware corporation

By:	/s/ Robert N. Weingarten
Its:	Chief Financial Officer

WNT Consulting Group, a California limited liability corporation

By:	/s/ Eric Pulier
Its:	Director

Eric Pulier, an individual

By:	/s/ Eric Pulier